UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Conformis, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

September 16, 2022
Dear Fellow Conformis, Inc. Stockholders:
We invite you to attend a Special Meeting of Stockholders (the “Special Meeting”), which will be conducted in virtual format only on Wednesday, October 26, 2022, beginning at 12:00 p.m. Eastern Time. The virtual format of the Special Meeting will provide a safe experience for our stockholders and employees, and will continue to enable stockholder accessibility while improving meeting efficiency, reducing venue costs, and lowering environmental impacts from travel. Stockholders will be able to listen, vote, and submit questions from their home or any remote location with Internet connectivity by logging in at www.virtualshareholdermeeting.com/CFMS2022SM. Information on how to participate in the Special Meeting can be found on pages 1 through 3 of the accompanying proxy statement (the “Proxy Statement”) for the Special Meeting.
The Notice of Special Meeting of Stockholders sets forth the proposals that will be presented at the Special Meeting, which is described in more detail in the Proxy Statement.
All stockholders are cordially invited to attend the Special Meeting virtually. We are providing proxy material access to our stockholders via the Internet at www.proxyvote.com. Internet distribution of our proxy materials conserves natural resources, lowers the cost of the Special Meeting, and expedites receipt by stockholders. The matters on which we would like you, as a stockholder, to vote at the Special Meeting are also described in the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) that you will receive in the mail. Please give the proxy materials your careful attention.
You may vote via the Internet or by telephone by following the instructions on your Notice of Internet Availability. In order to vote via the Internet or by telephone, you must have your unique 16-digit control number provided in your Notice of Internet Availability. If you requested a proxy card by mail, you may vote by signing, voting, and returning the proxy card in the postage-paid envelope provided. If you attend the Special Meeting virtually, you may vote at the Special Meeting even if you previously returned your proxy card or voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice of Internet Availability and in the Proxy Statement.
Your vote is very important to us. Even if you plan to attend the Special Meeting virtually, we encourage all of our stockholders to review these proxy materials and vote your shares prior to the Special Meeting.
On behalf of the Board of Directors, thank you for your continued confidence and investment in Conformis, Inc.
Sincerely,

Kenneth P. Fallon III
Chairman of the Board of Directors

Mark A. Augusti
President and Chief Executive Officer

Conformis, Inc.
600 Technology Park Drive
Billerica, MA 01821
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on Wednesday, October 26, 2022
To the Stockholders of Conformis, Inc.
A Special Meeting of Stockholders (the “Special Meeting”) of Conformis, Inc., a Delaware corporation (the “Company”), will be held in virtual format only on Wednesday, October 26, 2022, beginning at 12:00 p.m. Eastern Time. The Special Meeting will be held in virtual format to provide a safe experience for our stockholders and employees, while continuing to enable stockholder accessibility while improving meeting efficiency, reducing venue costs, and lowering environmental impacts from travel. Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity by logging in at www.virtualshareholdermeeting.com/CFMS2022SM. Information on how to participate in this year’s meeting can be found on pages 1 through 4 of the proxy statement (the “Proxy Statement”) for the Special Meeting. The purpose of the Special Meeting is to consider and act upon the following matters:
1.
To approve and adopt an amendment to the Company’s restated certificate of incorporation to effect a reverse stock split of the Company’s common stock and adjust the number of shares authorized by the restated certificate of incorporation, or the Updated Reverse Stock Split Proposal (Proposal 1); and

2.
To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Updated Reverse Stock Split Proposal if there are not sufficient votes at the Special Meeting to approve and adopt the Updated Reverse Stock Split Proposal, or the Adjournment Proposal (Proposal 2).

These matters are more fully described in the Proxy Statement for the Special Meeting. Only stockholders of record at the close of business on September 7, 2022 will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.
All stockholders are cordially invited to attend the Special Meeting in virtual format. We are providing proxy material access to our stockholders via the Internet at www.proxyvote.com. The matters to be acted upon at the Special Meeting are described in the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) that you will receive in the mail. Please give the proxy materials your careful attention.
In addition to its availability at www.proxyvote.com, the Proxy Statement is available for viewing, printing and downloading at ir.conformis.com.
By Order of the Board of Directors,

Mark A. Augusti President and Chief Executive Officer and Director
Billerica, Massachusetts
September 16, 2022
Your vote is important. Please vote.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on October 26, 2022: The Proxy Statement is available at ir.conformis.com under the tab “Financial Information” for viewing, downloading and printing.
To attend, vote, and submit questions during the Special Meeting visit www.virtualshareholdermeeting.com/CFMS2022SM and enter the unique 16-digit control number provided in your Notice of Internet Availability, voting instruction form, or proxy card. Stockholders may vote during the Special Meeting by following the instructions available on the Special Meeting website. Those without a 16-digit control number may attend the Special Meeting in virtual format as guests, but will not have the option to vote or ask questions during the meeting. Online access to the webcast will open approximately 15 minutes prior to the start of the Special Meeting.
All stockholders are encouraged to vote their shares in advance online or, if you requested printed copies of the proxy materials, by phone or by mail, to ensure that your vote will be represented at the Special Meeting. For more detailed information, see the section entitled “Voting Procedures” beginning on page 2 of this proxy statement.

Information About the Special Meeting and Voting	1
Soliciting Proxies	2
Voting Procedures	2
Votes Required to Approve a Proposal	4
Tabulation and Reporting of Voting Results	4
Proxy Materials Are Available on the Internet	4
Proposal 1: Approve and Adopt an Amendment to the Restated Certificate of Incorporation to Effect a Reverse Stock Split and Adjust the Number of Shares Authorized	5
Proposal 2: Approve One or More Adjournments of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies in Favor of the Updated Reverse Stock Split Proposal if There Are Not Sufficient Votes at the Special Meeting to Approve and Adopt the Updated Reverse Stock Split Proposal	16
Ownership Of Common Stock	17
Other Matters	19
Householding of Special Meeting Materials	19
i

Conformis, Inc.
600 Technology Park Drive
Billerica, MA 01821
PROXY STATEMENT FOR A SPECIAL MEETING OF STOCKHOLDERS
to be held on Wednesday, October 26, 2022
Information About the Special Meeting and Voting
This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Conformis, Inc. (“Conformis,” “Company,” “we,” “our,” or “us”) for use at a Special Meeting of Stockholders (the “Special Meeting”) to be held in virtual format only on Wednesday, October 26, beginning at 12:00 p.m. Eastern Time, and at any adjournment or postponement thereof. The Special Meeting will be held in virtual format only to provide a safe experience for our stockholders and employees, while continuing to enable stockholder accessibility while improving meeting efficiency, reducing venue costs, and lowering environmental impacts from travel. While you will not be able to attend the Special Meeting at a physical location, we are committed to ensuring that stockholders will be afforded the same rights and participation opportunities during our meeting in virtual format that are comparable to those that have been provided at our past in-person Special Meetings of Stockholders. This Proxy Statement and the accompanying proxy card were first made available to stockholders on or about September 16, 2022.
Purpose of the Special Meeting
We are holding the Special Meeting for the following purposes, which are described in more detail below in this Proxy Statement:
1.
To approve and adopt an amendment to the Company’s restated certificate of incorporation to effect a reverse stock split of the Company’s common stock and adjust the number of shares authorized by the restated certificate of incorporation, or the Updated Reverse Stock Split Proposal (Proposal 1); and

2.
To approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Updated Reverse Stock Split Proposal if there are not sufficient votes at the Special Meeting to approve and adopt the Updated Reverse Stock Split Proposal, or the Adjournment Proposal (Proposal 2).

Participation in the Special Meeting
Stockholders of record as of the record date will be able to participate in the meeting online, vote shares electronically, and submit questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/CFMS2022SM and entering the stockholder’s unique 16-digit control number included in the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), voting instruction form, or proxy card. Only stockholders and proxy holders who enter a valid control number will be able to submit questions and vote at the Special Meeting.
The live webcast of the Special Meeting will begin promptly at 12:00 p.m. Eastern Time on Wednesday, October 26, 2022. We encourage you to access the webcast early, starting at approximately 11:45 a.m. Eastern Time, to allow yourself time to log in and test your computer. If you experience technical difficulties during the check-in process or during the Special Meeting please call 844-986-0822 (toll free) or 303-562-9302 (international) for assistance. Stockholders will be able to ask questions during the Special Meeting.
Even if you plan to attend the Special Meeting virtually, we encourage you to vote in advance of the Special Meeting as described in this proxy statement, so that your vote will be counted if you later decide not to attend the Special Meeting or you encounter technical difficulties. If you wish to submit your votes before the Special Meeting, then you do not have to vote at the Special Meeting unless you wish to change your vote.
Attending the Special Meeting as a Guest
If you do not have a 16-digit control number, you may still attend the Special Meeting virtually as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/CFMS2022SM and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the Special Meeting if you participate as a guest.

Soliciting Proxies
We are providing these proxy materials on behalf of the Board of Directors to ask for your vote and to solicit your proxies for the Special Meeting, or any adjournments or postponements thereof. Conformis will pay all proxy solicitation costs. Proxies may be solicited by officers, directors and employees of Conformis by telephone, facsimile, electronic transmission and personal interviews, none of whom will receive any additional compensation for their services.
We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of shares of our common stock, par value $0.00001 per share (“common stock”). We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials.
Record Date
Stockholders of record at the close of business on September 7, 2022, will be entitled to vote at the Special Meeting on the basis of one vote for each share held. On September 7, 2022, there were outstanding and entitled to vote an aggregate of 187,857,010 shares of our common stock.
Voting Procedures
Your vote is important no matter how many shares you own. Please take the time to vote, and take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.
If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of four ways:
•
You may vote over the Internet. You may vote your shares by following the “Vote by Internet” instructions on the accompanying proxy card. If you vote over the Internet, you do not need to vote by telephone or complete and mail your proxy card.

•
You may vote by telephone. You may vote your shares by following the “Vote by Phone” instructions on the accompanying proxy card. If you vote by telephone, you do not need to vote over the Internet or complete and mail your proxy card.

•
You may vote by mail. If you requested a proxy card by mail, you may vote by completing, dating and signing the proxy card delivered and promptly mailing it in the postage-paid envelope provided. If you vote by mail, you do not need to vote over the Internet or by telephone.

•
Online during the Special Meeting. You may vote online during the Special Meeting by visiting www.virtualshareholdermeeting.com/CFMS2022SM, entering the 16-digit control number found in your Notice of Internet Availability, and following the on-screen instructions. The availability of online voting may depend on the voting procedures of the organization that holds your shares. The Special Meeting webcast will begin promptly at 12:00 p.m. Eastern Time. Online access to the webcast will open approximately 15 minutes prior to the start of the Special Meeting to allow time for you to log in and test your system. If you experience technical difficulties during the check-in process or during the Special Meeting please call 844-986-0822 (toll free) or 303-562-9302 (international) for assistance.

Uninstructed Shares
All proxies that are executed or are otherwise submitted over the Internet or by telephone will be voted on the matters set forth in the Notice of Special Meeting of Stockholders in accordance with the instructions set forth therein. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with the Board of Directors’ recommendations on such proposals as set forth in this proxy statement.
Changing your Vote
After you have submitted a proxy, you may still change your vote and/or revoke your proxy at any time prior to the Special Meeting by doing any one of the following things:
•	file an instrument of revocation with our Chief Legal Officer at our principal executive offices, 600 Technology Park Drive, Billerica, MA 01821;

•	mail a new proxy card after the date of the proxy you wish to revoke to our Chief Legal Officer at our principal executive offices;
•	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or
•
vote online during the Special Meeting by visiting www.virtualshareholdermeeting.com/CFMS2022SM, entering the 16-digit control number found in your Notice of Internet Availability, and following the on-screen instructions. The availability of online voting may depend on the voting procedures of the organization that holds your shares. The Special Meeting webcast will begin promptly at 12:00 p.m. Eastern Time. Online access to the webcast will open approximately 15 minutes prior to the start of the Special Meeting to allow time for you to log in and test your system. If you experience technical difficulties during the check-in process or during the Special Meeting please call 844-986-0822 (toll free) or 303-562-9302 (international) for assistance. Your attendance at the Special Meeting alone will not revoke your proxy.

Beneficial Owners of Shares Held in Street Name
If the shares you own are held in “street name” by a bank, broker or other nominee record holder (collectively, “brokerage firms”), your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange (“NYSE”), the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instruction from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. We expect that each of (1) the proposal to approve and adopt an amendment to the Company’s restated certificate of incorporation, as amended (the “restated certificate of incorporation”) to effect a reverse stock split of the Company’s common stock and adjust the number of shares authorized by the restated certificate of incorporation (Proposal 1) and (2) the proposal to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Updated Reverse Stock Split Proposal if there are not sufficient votes at the Special Meeting to approve and adopt the Updated Reverse Stock Split Proposal (Proposal 2), will be considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote your shares with respect to such proposals even if it does not receive instructions from you, so long as it holds your shares in its name.
If your shares are held in street name, you may attend the Special Meeting by visiting www.virtualshareholdermeeting.com/CFMS2022SM. The Special Meeting webcast will begin promptly at 12:00p.m. Eastern Time on Wednesday, October 26, 2022. Online access to the webcast will open approximately 15 minutes prior to the start of the Special Meeting to allow time for you to log in and test your system. The availability of online voting may depend on the voting procedures of the organization that holds your shares. To be able to vote your shares held in street name at the Special Meeting, you will need to obtain a 16-digit control number from the record holder or your brokerage firm.
Quorum
The holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the Special Meeting will constitute a quorum for the transaction of business at the Special Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is not present, the Special Meeting may be adjourned until a quorum is obtained.
Notice and Access
We have elected to provide access to our proxy materials over the Internet under the “notice and access” rules adopted by the SEC. As a result, on or about September 16, 2022, we mailed to many of our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice of Internet Availability”) instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice of Internet Availability. In addition, the Notice of Internet Availability contains instructions on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.
Votes Required to Approve a Proposal
The following votes are required for approval of the proposals being presented at the Special Meeting:
Proposal 1: To Approve and Adopt an Amendment to the Restated Certificate of Incorporation to Effect a Reverse Stock Split of the Company’s Common Stock and Adjust the Number of Shares Authorized by the Restated Certificate of Incorporation. Votes may be cast: “FOR,” “AGAINST” or “ABSTAIN.” The affirmative vote of the holders of shares of common stock representing a majority of shares of common stock issued and outstanding as of the record date is required for the approval of the proposed amendment to the Company’s restated certificate of incorporation to effect a reverse stock split of our common stock and adjust the authorized stock. Abstentions have the effect of votes “AGAINST” this proposal. We expect that broker non-votes will not occur in connection with this proposal because brokers, banks, trustees and other nominees will have discretionary voting authority to vote shares on this proposal under stock exchange rules without specific instructions from the beneficial owner of such shares. However, were any broker non-votes to occur, they would have the effect of votes “AGAINST” this proposal.
Proposal 2: To Approve One or More Adjournments of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies in Favor of the Updated Reverse Stock Split Proposal if There Are Not Sufficient Votes at the Special Meeting to Approve and Adopt the Updated Reverse Stock Split Proposal. Votes may be cast: “FOR,” “AGAINST” or “ABSTAIN.” The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Updated Reverse Stock Split Proposal. Abstentions will have no effect on the outcome of this proposal. We expect that broker non-votes will not occur in connection with this proposal because brokers, banks, trustees and other nominees will have discretionary voting authority to vote shares on this proposal under stock exchange rules without specific instructions from the beneficial owner of such shares. However, were any broker non-votes to occur, they would have the effect of votes “AGAINST” this proposal.
Tabulation and Reporting of Voting Results
Preliminary voting results will be announced at the Special Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Special Meeting. Conformis will publish the final voting results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days following the Special Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held October 26, 2022:

This Proxy Statement is available at ir.conformis.com under the tab “Financial Information” for viewing, downloading and printing.
Proxy Materials Are Available on the Internet
Conformis uses the Internet as the primary means of furnishing proxy materials to stockholders. We send a Notice of Internet Availability to our stockholders with instructions on how to access the proxy materials online at www.proxyvote.com or request a printed copy of materials.
Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to reduce environmental impact and mailing costs.
Conformis’ proxy materials are also available at ir.conformis.com.

PROPOSAL 1: APPROVE AND ADOPT AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AND ADJUST THE NUMBER OF SHARES AUTHORIZED
General
At our 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”), our stockholders approved and adopted seven alternative versions of a proposed amendment to our restated certificate of incorporation to effect a reverse stock split (described therein as Amendments A, B, C, D, E F and G). These seven alternatives provided for several fixed ratios between 1-for-2 and 1-for-10 and to proportionately decrease the number of authorized shares of our common stock in the same ratio as the reverse stock split. At the time that the Board approved and recommended these potential reverse stock split ratios, the Company’s common stock was trading at a price per share substantially higher than it is at the present time. In view of these changed circumstances, together with the Board’s expectation that the Company will seek to obtain further equity financing in the future, the Board is now proposing that stockholders approve three new alternative versions of a proposed amendment to our restated certificate of incorporation. These three new alternatives would provide for three additional potential ratios, which would each be coupled with less-than-proportionate reductions in our authorized shares of common stock. The Board has not abandoned any of the seven alternative versions of the amendment that was approved and adopted at the 2022 Annual Meeting, and if stockholders do not approve and adopt the new proposal that the Board is recommending herein, the Board expects to proceed with one of the previously approved and adopted ratios and implement a reverse stock split prior to the end of 2022. However, if stockholders approve and adopt this proposal, the Board expects that it will instead implement a reverse stock split based on one of the alternatives that we are requesting stockholders to approve and adopt at this Special Meeting, as described below.
Our Board has unanimously approved and declared advisable and is recommending that our stockholders approve and adopt at this Special Meeting proposed amendments to our restated certificate of incorporation in substantially the form attached hereto as Annex A (the “Certificate of Amendment”) to effect a reverse stock split of all of our outstanding shares of common stock by one of three fixed ratios, 1-for-15, 1-for-20 or 1-for-25, and to correspondingly adjust the number of authorized shares of our common stock by decreasing the authorized shares of our common stock by the approved ratio, 1-for-9, 1-for-12 and 1-for-15, respectively as specifically described in the table below (the “Updated Reverse Stock Split”), with the final decision of whether to proceed with the Updated Reverse Stock Split, the effective time of the Updated Reverse Stock Split, and the exact ratio of the Updated Reverse Stock Split to be determined by our Board, in its sole discretion and without further action by the Company’s stockholders. If this proposal is approved and adopted and should our Board proceed with the Updated Reverse Stock Split, the exact ratio shall be set at one of the three reverse stock split ratios, identified as “Amendments X, Y and Z,” as determined by our Board in its sole discretion.
If this Proposal 1 is approved and adopted by our stockholders and ultimately implemented by our Board, the actual number of authorized shares of common stock after giving effect to the Updated Reverse Stock Split, if and when effected, will depend on the reverse stock split ratio and corresponding authorized share reduction ratio that is ultimately determined by our Board. The table below shows the number of authorized shares of common stock for each of the three alternative reverse stock split ratios, identified as “Amendments X, Y and Z” reflecting the whole numbers within such range:
		Authorized Shares of Common Stock
	Reverse Stock Split Ratio	Authorized Share Reduction Ratio	Prior to Reverse Stock Split	Giving Effect to Reverse Stock Split
Amendment X	1-for-15	1-for 9	300,000,000	33,333,333
Amendment Y	1-for-20	1-for-12	300,000,000	25,000,000
Amendment Z	1-for-25	1-for-15	300,000,000	20,000,000
Because the number of issued and outstanding shares of common stock will be reduced in the Updated Reverse Stock Split at a lower ratio than the corresponding reduction in authorized shares of common stock, the Updated Reverse Stock Split will have the effect of increasing the number of shares of common stock available for issuance relative to the number of shares issued and outstanding. Specifically, whereas currently approximately 63% of our authorized stock is issued and outstanding, as a result of the Updated Reverse Stock Split (regardless of the reverse stock split ratio chosen by the Board) and the corresponding adjustment in authorized shares, approximately 38% of our authorized stock would be issued and outstanding (assuming that the number of issued and outstanding shares of common stock is approximately the same immediately prior to implementation of the Updated Reverse Stock Split as it is as of the date hereof). The Board believes that this relative increase in the availability of authorized common stock will provide the Company with more flexibility to execute potential future capital raising transactions that involve the issuance of common stock.
For the convenience of our stockholders, the Certificate of Amendment attached hereto as Annex A indicates in brackets, for each of Amendments X, Y and Z, the ratio for the Updated Reverse Stock Split and the corresponding adjustment to the authorized shares of common stock by the authorized share reduction ratio. Each of Amendments X, Y and Z has been approved by our Board. By approving the Updated Reverse Stock Split, stockholders will be approving each of Amendments X, Y and Z. However, only the version of the Certificate of Amendment that sets forth the Amendment providing for the final ratio determined by our Board to be implemented will be filed with the Secretary of State of the State of Delaware and become effective (whether such version is one of the three alternatives being proposed at the Special Meeting, or one of the seven alternatives previously approved and adopted at the 2022 Annual Meeting). Once the Board proceeds with filing an Amendment with the Secretary of State of the State of Delaware reflecting the alternative ultimately implemented by the Board, all other alternative versions approved and adopted at the Special Meeting and the 2022 Annual Meeting will automatically be deemed to have been abandoned by our Board.
If the stockholders approve and adopt the Updated Reverse Stock Split, and our Board decides to implement it, the Updated Reverse Stock Split (including the corresponding adjustment in the number of authorized shares of common stock by the associated authorized share reduction ratio) will become effective as of a date and time to be determined by the Board that will be specified in the Certificate of Amendment (the “Effective Time”). If the Board does not decide to implement the Updated Reverse Stock Split prior to May 4, 2023, the authority granted in this proposal to implement the Updated Reverse Stock Split (including the corresponding adjustment in the number of authorized shares of common stock by the associated authorized share reduction ratio) will terminate.
The Updated Reverse Stock Split (including the corresponding reduction in the number of authorized shares of common stock by the associated authorized share reduction ratio), if implemented, will be realized simultaneously for all outstanding common stock. The Updated Reverse Stock Split, if implemented, will affect all holders of common stock uniformly and each stockholder will hold the same percentage of common stock outstanding immediately following the Updated Reverse Stock Split as that stockholder held immediately prior to the Updated Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as further described below. The Updated Reverse Stock Split, if implemented, will not change the par value of our common stock but it will affect outstanding stock options, restricted stock awards, time-based and performance-based restricted stock units and other stock-based awards, as described in “Principal Effects of Reverse Stock Split on Stock Plans and Equity Awards Thereunder” below.
Reasons for the Updated Reverse Stock Split
As previously described in the proxy for our 2022 annual meeting, the Board’s principal motivation for proposing that the Company effect a reverse stock split is to meet the Nasdaq Stock Market’s minimum price per share criteria for continued listing on that exchange. On December 31, 2021, we received a notification letter from the Nasdaq Listing Qualifications Staff notifying us that the closing bid price for our common stock had been below $1.00 for the previous 30 consecutive business days and that we therefore are not in compliance with the minimum bid price requirement for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification provided us a compliance period of 180 calendar days, or until June 22, 2022, in which to regain compliance. The Nasdaq Listing Qualifications Staff has since extended the date by which we must be in compliance until December 27, 2022, and it is the Board’s intent to implement a reverse stock split prior to such date.
While the reverse stock split ratios approved and adopted at the 2022 Annual Meeting would address this Nasdaq compliance requirement, the Board at this time believes that a reverse stock split at one of the three ratios proposed in the Updated Reverse Stock Split may enhance the appeal of our common stock to some institutional investors. In particular, the Board believes that implementing any of the Amendments proposed in this Proxy Statement will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock by the financial community, including institutional investors, and the general investing public. Given the recent decline in our stock price, we believe implementing a reverse stock split at one of the ratios outlined above will more effectively allow for a broader range of institutions to invest in our common stock (including investors that, as a matter of policy, avoid or are prohibited from buying stocks that are priced below a certain per share price threshold), potentially increasing the liquidity of our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing or trading in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. The presence of these factors may be adversely affecting the pricing of our common stock as well as its trading liquidity. An increase in the common stock price could help increase interest in our stock from analysts and brokers as their policies can discourage them from following or recommending companies with low stock prices.
Further, we believe that a higher stock price could help us attract and retain employees and other service providers who can receive a portion of their compensation in stock. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the Updated Reverse Stock Split successfully increases the per share price of our common stock, we believe this increase will enhance our ability to attract and retain employees and service providers.
However, the possibility also exists that liquidity may be adversely impacted by the reduced number of shares which would be outstanding if the Updated Reverse Stock Split is completed, particularly if the price per share of our common stock begins a declining trend after the implementation of the Updated Reverse Stock Split.
Additionally, while the corresponding adjustments to the authorized shares would decrease the total number of authorized shares available for issuance, the net results of the Updated Reverse Stock Split and the corresponding adjustment in authorized shares (as shown above) would provide the Company with additional flexibility to raise capital in an efficient manner. Currently, approximately 63% of the Company’s authorized common stock is issued and outstanding. If the Updated Reverse Stock Split is approved, adopted and implemented, approximately 38% of our authorized common stock would be issued and outstanding (assuming that the number of issued and outstanding shares of common stock is approximately the same immediately prior to implementation of the Updated Reverse Stock Split as it is as of the date hereof). This change would result in an effective increase in authorized common stock of 67% on a split-adjusted basis. The Board believes that this effective increase in the availability of authorized common stock will provide the Company with more flexibility to execute potential future capital raising transactions that involve the issuance of common stock.
Our Board believes that stockholder adoption of several fixed reverse stock split ratios (and corresponding adjustment numbers of authorized shares of common stock by the associated authorized share reduction ratio), as opposed to adoption of a single reverse stock split ratio, provides maximum flexibility to achieve the purposes of the Updated Reverse Stock Split and, therefore, is advisable and in the best interests of the Company and its stockholders. In determining which of the approved fixed ratios to implement following the receipt of stockholder approval, the Board (or any authorized committee of the Board) may consider, among other things, factors such as:
•	the historical trading price and trading volume of our common stock;
•	the number of shares of our common stock outstanding;
•	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Updated Reverse Stock Split on the trading market for our common stock;
•	the continued listing requirements of the Nasdaq Stock Market; and
•	prevailing general market and economic conditions.
The Board reserves the right to elect to abandon the Updated Reverse Stock Split (including all of the fixed reverse stock split ratios and the corresponding adjustment in the number of authorized shares of common stock by the associated authorized share reduction ratio), notwithstanding stockholder approval thereof, if our board determines, in its sole discretion, that the reverse stock split (including the corresponding adjustment in the number of authorized shares of common stock by the associated authorized share reduction ratio) is no longer in the best interests of the Company and its stockholders. In making such determination, our Board will take into account certain factors including the expected trading prices for our common stock, actual or forecasted results of operations and the likely effect of such results on the market price of our common stock, as well as the factors described in the above paragraph.
If Proposal 1 in this Proxy Statement is not approved or adopted or if the Board determines to abandon the Updated Reverse Stock Split, the Board may still effect, in its sole discretion and without further action by the Company’s stockholders, a reverse stock split at one of the ratios approved and adopted at the 2022 Annual Meeting, with a corresponding and fully proportionate reduction of the authorized shares of capital stock (which, unlike the Updated Reverse Stock Split, would not have the effect of causing a relative increase in the Company’s authorized common stock). The Board believes that such an outcome would lessen the Company’s flexibility to execute potential future capital raising transactions that involve the issuance of common stock.
Updated Reverse Stock Split Amendment to our Restated Certificate of Incorporation
If the Updated Reverse Stock Split is approved and adopted, the text currently constituting the first sentence of Article “FOURTH” of our restated certificate of incorporation shall be amended and restated in its entirety to read as follows:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) [Amendment X: 33,333,333, Amendment Y: 25,000,000, Amendment Z: 20,000,000] shares of Common Stock, par value of $0.00001 per share (“Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”). Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each [Amendment X: 15, Amendment Y: 20, Amendment Z: 25] shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.00001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”
The Certificate of Amendment attached hereto as Annex A reflects the changes that will be implemented to our restated certificate of incorporation if the Updated Reverse Stock Split is approved and adopted.
Principal Effects of the Updated Reverse Stock Split
If the stockholders approve and adopt the proposal to authorize the Board to implement the Updated Reverse Stock Split (including approval of the amendments to effectuate each of the fixed reverse stock split ratios and the corresponding adjustment in the number of authorized shares of common stock by the associated authorized share reduction ratio) and the Board implements the Updated Reverse Stock Split (by selecting one of the fixed reverse stock split ratios and corresponding reduction in the number of authorized shares of common stock by the associated authorized share reduction ratio), we will amend and restate the text currently constituting the first sentence of Article “FOURTH” of our restated certificate of incorporation in the manner set forth above.
By approving this proposal, stockholders will approve and adopt each of Amendments X, Y and Z, each of which would combine a specific number of shares of common stock into one share, and correspondingly adjusting the number of authorized shares of common stock by the associated authorized share reduction ratio. The Certificate of Amendment to be filed with the Secretary of State of the State of Delaware in connection with the implementation of the Updated Reverse Stock Split (which would be one of Amendments X, Y and Z) would include only that number (and the corresponding number of authorized shares of common stock) determined by the Board to be in the best interests of the Company and its stockholders. If the Board implements the Updated Reverse Stock Split (as opposed to one of the reverse stock splits approved and adopted at the 2022 Annual Meeting), it will not implement any amendment providing for a different reverse stock split ratio or authorized share reduction ratio other than one of those specified in each of Amendments X, Y and Z.

As explained above, the Updated Reverse Stock Split would be effected simultaneously for all issued and outstanding shares of common stock and the exchange ratio would be the same for all issued and outstanding shares of common stock. The Updated Reverse Stock Split (including the corresponding adjustment in the number of authorized shares of common stock) would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the Updated Reverse Stock Split results in any of our stockholders receiving a cash payment in lieu of owning a fractional share, as further described in the section titled “Fractional Shares” below. Common stock issued pursuant to the Updated Reverse Stock Split would remain fully paid and non-assessable. The Updated Reverse Stock Split would not affect the Company’s continuing obligations under the periodic reporting requirements of the Exchange Act. Immediately following the Updated Reverse Stock Split, our common stock would continue to be listed on the Nasdaq Capital Market under the ticker symbol “CFMS,” although it would receive a new CUSIP number.
Procedure for Effecting Updated Reverse Stock Split and Exchange of Stock Certificates
If the Updated Reverse Stock Split (including the corresponding reduction in the number of authorized shares of common stock by the associated authorized share reduction ratio) is approved and adopted by the Company’s stockholders, and if at or after such time the Board believes that implementing the Updated Reverse Stock Split is in the best interests of the Company and its stockholders, the Board will determine the ratio of the Updated Reverse Stock Split to be implemented. The Updated Reverse Stock Split (including the corresponding reduction in the number of authorized shares of common stock by the associated authorized share reduction ratio) would become effective as of the Effective Time. The Board would determine the exact timing of the filing of the Certificate of Amendment based on its evaluation as to when the filing would be the most advantageous to the Company and its stockholders. If the Board does not decide to implement the Updated Reverse Stock Split by May 4, 2023, the authority granted in this proposal to implement the Updated Reverse Stock Split will terminate.
Except as described below under the sections titled “Fractional Shares” and “Principal Effects of Updated Reverse Stock Split on Stock Plans and Equity Awards Thereunder,” at the Effective Time, each whole number of issued and outstanding pre-Updated Reverse Stock Split shares that the Board has determined will be combined into one post-Updated Reverse Stock Split share (based on the Board’s final selection of either Amendment X, Y and Z as the version of the Certificate of Amendment that will be implemented) will, automatically and without any further action on the part of our stockholders, be combined into and become one share of common stock, and each certificate which, immediately prior to the Effective Time represented pre-Updated Reverse Stock Split shares, will be deemed for all corporate purposes to evidence ownership of post-Updated Reverse Stock Split shares.
Fractional Shares
No fractional shares will be issued in connection with implementation of the Updated Reverse Stock Split. Stockholders of record at the Effective Time of the Updated Reverse Stock Split who otherwise would be entitled to receive fractional shares because they hold a number of pre-Updated Reverse Stock Split shares not evenly divisible by the number of pre-Updated Reverse Stock Split shares for which each post-Updated Reverse Stock Split share is to be exchanged, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing such pre-Updated Reverse Stock Split shares (except as described below under “—Book-Entry Shares”), to a cash payment, without interest, in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the Updated Reverse Stock Split) of our common stock, as reported on the Nasdaq Stock Market, during the ten consecutive trading days ending on the trading day that is the second day immediately prior to the date on which the Updated Reverse Stock Split becomes effective.
Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

Book-Entry Shares
If the Updated Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Updated Reverse Stock Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-Updated Reverse Stock Split shares of our common stock owned in book-entry form.
Certificated Shares
As soon as practicable after the Effective Time of the Updated Reverse Stock Split, stockholders will be notified that the Updated Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-Updated Reverse Stock Split shares will be asked to surrender to the exchange agent certificates representing pre-Updated Reverse Stock Split shares in exchange for certificates representing post-Updated Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-Updated Reverse Stock Split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-Updated Reverse Stock Split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.
Authorized Shares
If and when the Updated Reverse Stock Split is effected, the number of authorized shares of common stock will contemporaneously be adjusted by the corresponding authorized share reduction ratio. As described above, Amendments X, Y and Z set forth above will decrease the number of authorized shares of common stock from 300,000,000 to 33,333,333, 25,000,000 or 20,000,000, respectively. If the Updated Reverse Stock Split is abandoned or deemed to be abandoned by our Board, the decrease in the number of authorized shares will also be abandoned or deemed to be abandoned by our Board.
In May 2022, our stockholders approved and adopted a proposed amendment to our restated certificate of incorporation to effect a reverse stock split of all of our outstanding shares of common stock by one of several fixed ratios between 1-for-2 and 1-for-10 and to correspondingly decrease the number of authorized shares of our common stock. If Proposal 1 in this Proxy Statement is not approved and adopted, the Board intends to effect, in its sole discretion and without further action by the Company’s stockholders, one of the previously approved and adopted reverse stock split ratios, with a corresponding and fully proportionate reduction of the authorized shares of capital stock (which, unlike the Updated Reverse Stock Split, would not have the effect of causing a relative increase in the Company’s authorized common stock). The Board believes that such an outcome would lessen the Company’s flexibility to execute potential future capital raising transactions that involve the issuance of common stock.
Certain Risks Associated with the Updated Reverse Stock Split
We cannot predict whether the Updated Reverse Stock Split will increase the market price per share of our common stock proportionately with the ratio of the combination. The market price of our common stock may also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Further, there are a number of risks associated with the Updated Reverse Stock Split, including:
•
Although the Board believes that a higher stock price may help generate the interest of new investors, the Updated Reverse Stock Split may not result in a per share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines or policies of institutional investors or investment funds. Further, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in the shares of our common stock. As a result, the trading liquidity of the shares of our common stock may not improve as a result of the Updated Reverse Stock Split and there can be no assurance that the Updated Reverse Stock Split, if completed, will result in the intended benefits described above.

•
The liquidity of our common stock may be harmed by the Updated Reverse Stock Split given the reduced number of shares of common stock that would be outstanding after the Updated Reverse Stock Split, particularly if the stock price does not proportionately increase as a result of the Updated Reverse Stock Split.

•
The Updated Reverse Stock Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our common stock. Consequently, the market price per post-Updated Reverse Stock Split share may not increase in proportion to the reduction of the number of shares of our common stock outstanding before the implementation of the Updated Reverse Stock Split. Accordingly, the total market capitalization of our shares of common stock following the Updated Reverse Stock Split could be lower than the total market capitalization before the Updated Reverse Stock Split.

Principal Effects of the Updated Reverse Stock Split on Stock Plans and Equity Awards Thereunder
Pursuant to the terms of the Company’s 2015 Stock Incentive Plan, 2019 Sales Team Performance-Based Equity Incentive Plan, 2011 Stock Option/Stock Issuance Plan, 2004 Stock Option Plan and standalone awards we have made outside of these plans in reliance on Nasdaq’s inducement award exception (collectively, the “Stock Plans”) and the agreements governing equity awards thereunder, the Board or a committee thereof, as applicable, will adjust the number of shares of common stock available for future grant, the number of shares of common stock underlying outstanding awards, the exercise price per share of outstanding stock options, and other terms of outstanding awards issued pursuant to the Stock Plans to equitably reflect the effects of the Updated Reverse Stock Split. With respect to any such outstanding equity awards, the contemplated equitable adjustments will result in approximately the same aggregate exercise price being required to be paid under such stock options, and approximately the same value of shares of common stock being delivered upon exercise, vesting or settlement of such awards immediately following the Updated Reverse Stock Split as was the case immediately preceding the Updated Reverse Stock Split. Any fractional shares that would otherwise result from the Updated Reverse Stock Split adjustments described above with respect to outstanding equity awards will be eliminated through rounding or as otherwise determined by the Board or a committee thereof in accordance with the terms of such Stock Plans and award agreements thereunder.
Accounting Matters
Implementation of the Updated Reverse Stock Split will not affect the common stock capital account on our balance sheet. However, because the par value of our common stock would remain unchanged at the Effective Time of the split, the components that make up the common stock capital account would change by offsetting amounts. Depending on the size of the Updated Reverse Stock Split that the Board decides to implement, the stated capital component would be reduced proportionately based upon the Updated Reverse Stock Split and the additional paid-in capital component would be increased with the amount by which the stated capital is reduced. Immediately after the Updated Reverse Stock Split, the per share net income or loss and net book value of our common stock would be increased because there would be fewer shares of common stock outstanding. All historic share and per share amounts in our financial statements and related footnotes would be adjusted accordingly for the Updated Reverse Stock Split.
Effect on Par Value
The proposed amendment to our restated certificate of incorporation to implement the Updated Reverse Stock Split will not affect the par value of our common stock, which will remain at $0.00001 per share.
Dividends
We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, our current debt facility does and any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends.
While the timing, declaration and payment of any future dividends to holders of our common stock fall within the discretion of our Board and will depend on our operating results, earnings, financial condition, the capital requirements of our business and other factors, our Board expects that the amount of future dividends, if any, would be adjusted accordingly to reflect the Updated Reverse Stock Split.

No Going Private Transaction
Notwithstanding the decrease in the number of outstanding shares following any implementation of the Updated Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.
Potential Anti-Takeover and Dilutive Effect
The purpose of the reverse stock split is not to establish any barriers to a change of control or acquisition of the Company. However, because the number of authorized shares of common stock would be decreased at a lower ratio than the number of issued and outstanding shares of common stock, this proposal, if adopted and implemented, will result in a relative increase in the number of authorized but unissued shares of our common stock vis-à-vis the outstanding shares of our common stock and could, under certain circumstances, have an anti-takeover effect. Shares of Common Stock that are authorized but unissued provide our Board with flexibility to effect, among other transactions, public or private financings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by our Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. After implementation of the proposed amendment, our Board will continue to have authority under the provisions of our restated certificate of incorporation to issue additional shares from time to time without delay or further action by the Company’s stockholders except as may be required by applicable law or Nasdaq listing rules, assuming the Company remains listed on a Nasdaq market. Our Board is not aware of any attempt to take control of our business and has not considered the Updated Reverse Stock Split to be a tool to be utilized as a type of anti-takeover device. We currently have no plans, proposals or arrangements to issue any shares of common stock that would become newly available for issuance as a result of the Updated Reverse Stock Split.
In addition, if we do issue additional shares of our common stock, the issuance could have a dilutive effect on earnings per share and the book or market value of our issued and outstanding common stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in the Company. Holders of common stock are not entitled to preemptive rights or other protections against dilution. Our Board intends to take these factors into account before authorizing any new issuance of shares.
No Dissenters’ Appraisal Rights
Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenters’ appraisal rights with respect to the Updated Reverse Stock Split, and the Company will not independently provide stockholders with any such right.
Certain U.S. Federal Income Tax Consequences of the Updated Reverse Stock Split
The following summary describes certain U.S. federal income tax consequences of the Updated Reverse Stock Split to holders of our common stock. This summary does not address all of the U.S. federal income tax consequences that may be relevant to any particular holder of our common stock, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, “qualified foreign pension funds,” partnerships (or other entities classified as partnerships for U.S. federal income tax purposes) and investors therein, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax, persons who acquired our common stock through the exercise of employee stock options or otherwise as compensation, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for U.S. federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Updated Reverse Stock Split. This summary does not address the Medicare tax on net investment income or the effects of any state, local or foreign tax laws.

Each holder of our common stock should consult its own tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the Updated Reverse Stock Split.
If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Updated Reverse Stock Split.
U.S. Holders. The discussion in this section is addressed to “U.S. holders”. A “U.S. holder” is a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia or a trust or estate the income of which is subject to U.S. federal income taxation regardless of its source. The Updated Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to a cash payment from the exchange agent in lieu of fractional shares, no gain or loss will be recognized upon the Updated Reverse Stock Split. Accordingly, the aggregate tax basis in the common stock received pursuant to the Updated Reverse Stock Split should equal the aggregate tax basis in the common stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the common stock received should include the holding period for the common stock surrendered. A U.S. holder who receives a cash payment from the exchange agent in lieu of a fractional share of our common stock pursuant to the Updated Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our common stock surrendered that is allocated to the fractional share of our common stock. The capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our common stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.
U.S. holders that have acquired different blocks of our common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and the holding period of, our common stock.
U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of a cash payment from the exchange agent in lieu of a fractional share of our common stock pursuant to the Updated Reverse Stock Split, unless a U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 24%) on the payment of this cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Non-U.S. Holders. The discussion in this section is addressed to “non-U.S. holders”. A non-U.S. holder is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or other entity classified as a partnership for U.S. federal income tax purposes). Generally, except as described below with respect to a cash payment from the exchange agent in lieu of fractional shares, non-U.S. holders will not recognize any gain or loss upon the Updated Reverse Stock Split. Any gain recognized with respect to a cash payment received from the exchange agent in lieu of a fractional share will not be subject to U.S. federal income tax unless (i) the gain is effectively connected with the conduct of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a non-U.S. holder’s permanent establishment in the United States), (ii) with respect to non-U.S. holders who are individuals, the non-U.S. holder is present in the United States for 183 days or more in the relevant taxable year and certain other conditions are met or (iii) the gain is subject to tax pursuant to the “FIRPTA” rules discussed below. A non-U.S. holder described in (i) above will be subject to tax on such gain in the same manner as if such non-U.S. holder were a United States person as described in the Code, and, if such non-U.S. holder is a corporation, such gain may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in (ii) above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on such gain, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.
Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that we are or will become “United States real property holding corporation” for U.S. federal income tax purposes.
If we are, or have been at any time during the shorter of (i) the five-year period preceding the recognition of any gain with respect to any cash payment received in lieu of a fractional share of our common stock (as described below) and (ii) a non-U.S. holder’s holding period for its common stock (such shorter period, the “relevant period”), a “United States real property holding corporation,” a non-U.S. holder may be subject to U.S. federal income tax and/or withholding tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to any cash payment received in lieu of a fractional share of our common stock. Specifically, except as described below, a non-U.S. holder would generally be subject to U.S. federal income tax on any gain recognized with respect to such cash payment in the same manner as if such non-U.S. holder were a United States person as described in the Code (unless an applicable income tax treaty provides otherwise), although a non-U.S. holder that is a corporation would not be subject to the “branch profits tax” described above on any such gain. In addition, except as described below, a 15% withholding tax may apply to the cash payment received, although the payment would generally be exempt from such withholding tax if the common stock held by the non-U.S. holder is of a class that is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market (such as the Nasdaq Capital Market, where our common stock is currently listed). Furthermore, the non-U.S. holder would generally be required to file a U.S. federal income tax return for the taxable year in which the gain is realized and subject to U.S. federal income tax as a result of our status as a “United States real property holding corporation.”
Notwithstanding the foregoing discussion, a non-U.S. holder will be exempt from U.S. federal income and withholding tax on any cash payment received in lieu of a fractional share of our common stock if (i) at any time during the calendar year, any class of our common stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market (such as the Nasdaq Capital Market, where our common stock is currently listed) and (ii) (x) if the common stock held by the non-U.S. holder is “regularly traded” on an established securities market, the non-U.S. holder does not actually or constructively own, and has not actually or constructively owned at any time during the relevant period, more than 5% of such regularly traded class of common stock or (y) if the common stock held by the non-U.S. holder is not “regularly traded” on an established securities market, on the date that the non-U.S. holder acquired such common stock it had a fair market value less than or equal to 5% of the fair market value of the regularly traded class of common stock.
Non-U.S. holders should consult their own tax advisors about how the FIRPTA rules would apply to them.
U.S. Information Reporting and Backup Withholding Tax. In general, backup withholding and information reporting will not apply to payment of cash from the exchange agent in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the Updated Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge or reason to know to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.
Interests of Directors and Executive Officers
Our Directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock and equity awards granted to them pursuant to the Stock Plans.
Reservation of Right to Abandon Updated Reverse Stock Split
We reserve the right to not file the Certificate of Amendment and to abandon any Updated Reverse Stock Split (including all of the fixed reverse stock split ratios and the corresponding reduction in the number of authorized shares of common stock) without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment, even if the authority to effect these amendments is approved and adopted by our stockholders at the Special Meeting. By voting in favor of the Updated Reverse Stock Split (including each of the fixed reverse stock split ratios and the corresponding reduction in the number of authorized shares of common stock), you are expressly also authorizing the Board to delay, not proceed with, and abandon, the Updated Reverse Stock Split (including all of the fixed reverse stock split ratios and the corresponding reduction in the number of authorized shares of common stock) and the Certificate of Amendment if it should so decide, in its sole discretion, that such actions are advisable and in the best interests of the Company and its stockholders.
Vote Required
In accordance with our restated certificate of incorporation and Delaware law, the affirmative vote of a majority of our shares of common stock issued and outstanding as of the Record Date will be required to approve and adopt the amendment to our certificate of incorporation pursuant to the Certificate of Amendment to effect the Updated Reverse Stock Split at the discretion of the Board. Abstentions will thus count as votes “AGAINST” the amendment to our restated certificate of incorporation to effect the Updated Reverse Stock Split. We expect that broker non-votes will not occur in connection with this proposal because brokers, banks, trustees and other nominees will have discretionary voting authority to vote shares on this proposal under stock exchange rules without specific instructions from the beneficial owner of such shares. However, were any broker non-votes to occur, they would have the effect of votes “AGAINST” the amendment to our restated certificate of incorporation to effect the Updated Reverse Stock Split.
Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then “FOR” the Updated Reverse Stock Split Proposal.
Recommendation of our Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK AND ADJUST THE NUMBER OF SHARES AUTHORIZED BY THE RESTATED CERTIFICATE OF INCORPORATION, OR THE UPDATED REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL 2: APPROVE ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE UPDATED REVERSE STOCK SPLIT PROPOSAL IF THERE ARE NOT SUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE AND ADOPT THE UPDATED REVERSE STOCK SPLIT PROPOSAL
General
In addition to Updated Reverse Stock Split Proposal, our stockholders are also being asked to approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Updated Reverse Stock Split Proposal if there are insufficient votes at the time of such adjournment to approve and adopt the Updated Reverse Stock Split Proposal. If the Adjournment Proposal is approved, the Special Meeting could be successively adjourned to another date. In addition, the Board could postpone the Special Meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Special Meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise at the adjourned meeting.
Vote Required
The affirmative vote of the holders of shares of common stock representing a majority of the votes cast on the matter is required for the approve one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Updated Reverse Stock Split Proposal. Abstentions will have no effect on the outcome of this proposal. There will be no broker non-votes with respect to this proposal.
Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, then “FOR” the Adjournment Proposal.
Recommendation of our Board
OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE UPDATED REVERSE STOCK SPLIT PROPOSAL IF THERE ARE NOT SUFFICIENT VOTES AT THE SPECIAL MEETING TO APPROVE AND ADOPT THE UPDATED REVERSE STOCK SPLIT PROPOSAL.

OWNERSHIP OF COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of September 7, 2022 by:
•	each of our directors and nominees;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.
The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of 187,857,010 shares of our common stock outstanding as of September 7, 2022.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of September 7, 2022, are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Conformis, Inc., 600 Technology Park Drive, Billerica, MA 01821.
Name and Address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% Stockholders
Wasatch Advisors, Inc.(1) 505 Wakara Way Salt Lake City, UT 84108	20,030,298	10.7%
Stonepine Capital Management, LLC(2) 919 NW Bond Street, Suite 204 Bend, OR 97703-2767	17,304,350	9.2%
Armistice Capital, LLC(3) 510 Madison Avenue, 7th Floor New York, NY 10022	12,000,000	6.4%
Named Executive Officers and Directors
Mark A. Augusti(4)	2,803,018	1.5%
Robert S. Howe(5)	742,033	*
Carrie Bienkowski(6)	497,707	*
Kenneth P. Fallon III(7)	545,495	*
Gary P. Fischetti(8)	261,740	*
Philip W. Johnston(9)	481,805	*
Bradley Langdale(10)	497,002	*
Michael D. Milligan(11)	1,190,593	*
All current executive officers and directors as a group (9 persons)	7,019,393	3.7%
*	Represents beneficial ownership of less than 1% of our outstanding stock.
(1)
This information is as of March 31, 2022 and is based solely on a Schedule 13G/A filed on April 7, 2022 by Wasatch Advisors, Inc. to report that it (including affiliates) has sole voting and dispositive power with respect to 20,030,298 shares of common stock.

(2)
Stonepine Capital Management, LLC (“Stonepine”) filed a Schedule 13G/A on February 14, 2022 reporting that it (including affiliates) had, as of December 31, 2022, sole voting and dispositive power with respect to 14,768,823 shares of common stock. On August 12, 2022, Stonepine filed a Schedule 13F-HR reporting voting and investment discretion, as of June 30, 2022, over an additional 2,535,527 shares of common stock in addition to the 14,768,823 shares disclosed in the Schedule 13G/A.

(3)
Armistice Capital, LLC, a Delaware limited liability company (“Armistice”), and Steven Boyd, jointly filed a Schedule 13G/A on February 15, 2022, in which Armistice and Steven Boyd each reported shared voting and dispositive power as to 12,000,000 shares of our common stock. The Company is aware that beneficial ownership referenced by Armistice consists of a warrant to acquire 12,000,000 shares of the Company’s common stock, which warrant was unexercised as of the record date.

(4)	Includes 369,292 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 7, 2022.
(5)	Includes 83,334 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 7, 2022.
(6)	Includes 130,870 shares of restricted common stock.
(7)	Includes (a) 130,870 shares of restricted common stock and (b) 37,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 7, 2022.
(8)	Includes 261,740 shares of restricted common stock.
(9)	Includes 130,870 shares of restricted common stock.
(10)	Includes (a) 130,870 shares of restricted common stock and (b) 37,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of September 7, 2022.
(11)
Includes (a) 130,870 shares of restricted common stock and (b) 937,500 shares of common stock that are directly held by NewtrAx LLC, which is indirectly controlled by Lexa International Corporation. Mr. Milligan is affiliated with NewtrAx LLC and disclaims beneficial ownership of all shares except to the extent of his pecuniary interest therein.

OTHER MATTERS
Our Board of Directors does not know of any other matters that may come before the Special Meeting. However, if any other matters are properly presented to the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Householding of Special Meeting Materials
Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single notice and, if applicable, the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received. We will promptly deliver a separate copy of the notice and, if applicable, the proxy materials to you if you write or call us at Conformis, Inc., 600 Technology Park Drive, Billerica, MA 01821, Attention: Chief Legal Officer, or by calling (781) 345-9001. If you would like to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at Conformis, Inc., 600 Technology Park Drive, Billerica, MA 01821, Attention: Chief Legal Officer, or by calling (781) 345-9001.
Deadline for Submission of Stockholder Proposals for 2023 Annual Meeting of Stockholders
Proposals of stockholders intended to be presented at our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, 600 Technology Park Drive, Billerica, MA 01821, Attention: Chief Legal Officer, no later than November 23, 2022, the date that is 120 days prior to the first anniversary of the date of the proxy statement for the 2022 annual meeting, in order to be included in the proxy statement and proxy card relating to that meeting.
If a stockholder wishes to present a proposal (including director nominations) at our 2023 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, pursuant to the advance notice provision in our bylaws, such stockholder must give written notice to our Secretary at our principal executive offices at the address noted above. The Secretary must receive such notice no earlier than January 4, 2023, and no later than February 3, 2023, provided that if the date of the 2023 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the Special Meeting, such notice must instead be received by the Secretary no earlier than the 120th day prior to the 2023 Annual Meeting of Stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2023 Annual Meeting of Stockholders and (ii) the tenth day following the day on which notice of the date of the 2023 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2023 Annual Meeting of Stockholders was made, whichever occurs later.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2023.

ANNEX A
CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CONFORMIS, INC.
Conformis, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Laws (the “DGCL”), does hereby certify as follows:
FIRST: The name of the Corporation is Conformis, Inc., the date of filing of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was July 7, 2015, the date of filing of its first Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was May 2, 2018 and the date of filing of its second Certificate of Amendment to its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was May 25, 2021.
SECOND: The text currently constituting the first sentence of Article “FOURTH” of the Restated Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:
“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) [Amendment X: 33,333,333, Amendment Y: 25,000,000, Amendment Z: 20,000,000]1 shares of Common Stock, par value of $0.00001 per share (“Common Stock”) and (ii) 5,000,000 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”). Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each [Amendment X: 15, Amendment Y: 20, Amendment Z: 25] shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain $0.00001 per share. No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock, as determined by the Board of Directors of the Corporation. Each certificate that immediately prior to the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”
THIRD: That resolutions were duly adopted in accordance with Section 141(f) of the DGCL by the Board of Directors of the Corporation setting forth this amendment to the Restated Certificate of the Corporation.
FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on its behalf, by Mark Augusti, its President and Chief Executive Officer, this     day of       .
CONFORMIS, INC.

By:
Name:
Title:
[1]
For the convenience of our stockholders, this form of Certificate of Amendment indicates in brackets, for each of Amendments X, Y and Z, the ratio for the Reverse Stock Split and the correspondingly decreased number of authorized shares of common stock. Only the version of the Certificate of Amendment that sets forth the Amendment providing for the final ratio determined by our Board will be filed with the Secretary of State of the State of Delaware and become effective, whereupon each of the other versions of the Certificate of Amendment that were approved by the Board and stockholders will automatically be deemed to have been abandoned by our Board.

A-1

CONFORMIS, INC.
600 TECHNOLOGY PARK DRIVE
BILLERICA, MA 01821

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.ProxyVote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on October 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CFMS2022SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on October 25, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D90704-S52343 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONFORMIS, INC.

NOTE: To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Internet Availability of Proxy Materials for the 2022 Special Meeting of Stockholders:
The 2022 Special Meeting Proxy Statement is available at www.ProxyVote.com.

D90705-S52343

CONFORMIS, INC.
Special Meeting of Stockholders
October 26, 2022 12:00 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark Augusti and Robert S. Howe, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CONFORMIS, INC. that the stockholder(s) is/are entitled to vote at this Special Meeting of Stockholders to be held at 12:00 PM, Eastern Time, on Wednesday, October 26, 2022, virtually at www.virtualshareholdermeeting.com/CFMS2022SM, and any adjournment or postponement thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side